Prospectus Supplement #2 (to prospectus dated February 19, 2002)	Filed pursuant to Rule 424(b)(3) Registration No. 333-77072

SYMANTEC CORPORATION

3% Convertible Subordinated Notes Due November 1, 2006 and
Shares of Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement relates to the resale by the holders of our 3% convertible subordinated notes due November 1, 2006 and the shares of our common stock issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated February 19, 2002, which is to be delivered with this prospectus supplement.

     The information in the table appearing under the heading “Selling Holders” in the prospectus is amended by the addition of the information appearing in the table below:

	Principal Amount of	Common Stock Owned		Common Stock Owned
	Notes Beneficially	Prior to the	Common	After Completion of
Name of Beneficial Owner	Owned and Offered	Offering(1)(2)	Stock Offered(2)	the Offering

Aristeia International Limited	$7,600,000	222,613	222,613	—
Aristeia Partners, LP	2,400,000	70,298	70,298	—
City University of New York	155,000	4,540	4,540	—
Goldman Sachs and Company	3,415,000	100,029	100,029	—
Grady Hospital Foundation	136,000	3,983	3,983	—
New Orleans Firefighters Pension/ Relief Fund	140,000	4,100	4,100	—
New York Life Insurance Company	1,490,000	43,643	43,643	—
New York Life Insurance Company	630,000	18,453	18,453	—
Oppenheimer Convertible Securities Fund	4,500,000	131,810	131,810	—
TD Securities (USA) Inc.	21,250,000	622,438	622,438	—
Any other holders of notes or future transferee from any holder(3)(4)	27,512,000	805,859	805,859	—

(1)	Includes common stock into which the notes are convertible.

(2)	Assumes a conversion ratio of 29.2912 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

(3)	Information concerning other selling holders of notes will be set forth in prospectus supplements from time to time, if required.

(4)	Assumes that any other holders of notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion rate of 29.2912 shares per $1,000 principal amount of notes.

     Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 3 of the prospectus, as well as the “Risk Factors” section included in our recent reports filed with the Securities and Exchange Commission.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is March 8, 2002.